August 25, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL DECLARES QUARTERLY DIVIDEND,
INCREASES SECURITY REPURCHASE AUTHORIZATION
AND APPROVES EARLY ESOP CONTRIBUTION

ST. PETERSBURG, Fla. – The Raymond James Financial Board of Directors today declared a quarterly cash dividend on its common shares of $.13 per share, payable October 18, 2011, to shareholders of record on October 3, 2011. This is the 26th consecutive year in which Raymond James has paid its shareholders a dividend.

The Board also authorized, at the discretion of the Securities  Repurchase Committee, an additional $21 million for open market repurchases of the company’s common stock, as well as its 8.6 percent and 4.25 percent senior notes (if trading at a discount). The authorization results in approximately $75 million being currently available for such purchases. In addition, the board authorized the company to pre-fund a portion, i.e., $7.5 million, of its expected annual contribution for the current fiscal year to the company’s employee stock ownership plan (ESOP).

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,400 financial advisors serving 2 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $271 billion, of which approximately $36 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2010, March 31, 2011 and June 30, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV.

For more information, please contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.